EX-4.ss


                                       JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY  [Graphic Omitted]
                                             A STOCK COMPANY

--------------------------------------------------------------------------------

                  3 YEAR WITHDRAWAL CHARGE SCHEDULE ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THE BENEFITS DESCRIBED IN THIS ENDORSEMENT WILL CEASE UPON TERMINATION OF THE CONTRACT. THIS 3 YEAR WITHDRAWAL CHARGE SCHEDULE BENEFIT MAY ONLY BE ELECTED PRIOR TO THE ISSUE DATE.

The CONTRACT is amended as follows:

1. The following language is added to the CONTRACT DATA PAGE of the Contract:

   "3 YEAR WITHDRAWAL CHARGE On an annual basis, this charge equals [0.45%] of
   the SCHEDULE CHARGE:      daily net asset value of the Investment Divisions."

2. The Withdrawal Charge schedule of the CONTRACT DATA PAGE of the Contract is deleted and replaced with the following schedule:

"WITHDRAWAL CHARGE:        COMPLETED YEARS SINCE
                             RECEIPT OF PREMIUM                     PERCENTAGE
                                      0                                [7.5%
                                      1                                6.5%
                                      2                                5.0%
                                      3+                               0%]"

                                        SIGNED FOR THE
                                        JACKSON NATIONAL LIFE INSURANCE COMPANY

                                        /s/ Clark P. Manning

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

7466